Exhibit 21.1
LIST OF SUBSIDIARIES

Sadot Group, Inc. serves as a holding company of the following subsidiaries:

•Sadot Restaurant Group LLC, a directly wholly owned subsidiary, with was formed in Nevada on December 13, 2023 which holds the below subsidiaries:
•Muscle Maker Development, LLC, a directly wholly owned subsidiary, which was formed in Nevada on July 18, 2019,
•Muscle Maker Corp. LLC, a directly wholly owned subsidiary, which was formed in Nevada on July 18, 2019,
•Muscle Maker USA, Inc., a directly wholly owned subsidiary, which was formed in Texas on March 14, 2019,
•Muscle Maker Development International. LLC, a directly wholly owned subsidiary, which was formed in Nevada on November 13, 2020,
•Pokemoto LLC, a directly wholly owned subsidiary, which was formed in Nevada on August 19, 2021, which holds the below subsidiaries.
•Poke Co Holdings LLC, a directly wholly owned subsidiary, which was formed in Connecticut on July 18, 2018.
•Sadot LLC, a directly wholly owned subsidiary, which was formed in Delaware on October 19, 2022 which holds the below subsidiaries:
•Sadot Latam LLC, a directly wholly owned subsidiary, which was formed in Delaware on June 22, 2023,
•Sadot Enterprises, Ltd. 70% owned subsidiary was formed in Zambia on May 26, 2023,
•Sadot Brasil Ltda, a directly wholly owned subsidiary, which was formed in Brazil on December 11, 2023,
•Sadot LLC of Mauritius, a directly wholly owned subsidiary, which was formed in Mauritius on July 25, 2023.
•Sadot Brasil Ltda, a directly wholly owned subsidiary, which was formed in Brazil on December 12, 2023.
•Sadot Canada Inc., a drectly wholly owned subsidiary, which was formed in Canada on June 13, 2024.
•Sadot Agri FZCO, a directly wholly owned subsidiary , which was formed in Dubai on September 19, 2024.